U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Austin, M.D.                      John                  H.
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   (Last)                           (First)             (Middle)
   Arcadian Management Services, 825 Washington Street, 3rd Floor
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                                    (Street)

   Oakland                           CA                 94607
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   Coventry Health Care, Inc. (CVH)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


   October 23, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

Chairman of the Board
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                      75,859         D
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Non-qualified Stock                                                             Common
Option (right to buy) 6.7500                                  07/01/00 01/01/10 Stock     6,000              6,000   D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.6880                                  07/01/99 12/31/08 Stock     6,000              6,000   D
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Non-qualified Stock                                                             Common
Option (right to buy) 9.2656                                  07/01/97 01/01/07 Stock     6,000              6,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)11.0000                                  09/04/99 03/04/09 Stock    10,000             10,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)15.2500                                  07/01/98 01/01/08 Stock     6,000              6,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)18.4700                                  12/07/01 06/07/11 Stock     6,000              6,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)20.6250                                  07/01/96 01/01/06 Stock     6,000              6,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)21.2500                                  07/01/94 01/01/04 Stock     2,000              2,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)24.5000                                  07/01/95 01/01/05 Stock     2,000              2,000   D
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Non-qualified Stock                                                             Common
Option (right to buy)32.2600 06/06/02  A    V        6,000(1) 12/06/02 06/06/12 Stock     6,000              6,000   D
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Explanation of Responses:
(1) Voluntarily filed early on this Form 4 (instead of Form 5) to comply with the intent of the new regulations implemented under the Sarbanes-Oxley Act of 2002 requiring accelerated reporting deadlines for transactions occurring after August 29, 2002.


 /s/ John H. Austin, M.D.                                        10/18/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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